Exhibit 99.1

THIS INVESTOR OPTION AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THEY HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED.

TRANSFER OF THIS INVESTOR OPTION OR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN AND IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS AMENDED.

No. 1

Issue Date: December   , 2020

GRINDR GROUP LLC

INVESTOR OPTION

This certifies that, for value received, Longview SVH LLC, or registered and permitted assigns (the “Holder”), is entitled to subscribe for and purchase from IDOYA PARTNERS L.P., a New York limited partnership (the “Option Issuer”), at the Exercise Price (as defined below), at any time or from time to time until 11:59 p.m. (Eastern time) on the Expiry Date (as defined below) (such earlier date, being the “Expiration Date”), 395,341 Series X Ordinary Units (as defined below and as adjusted pursuant to Section 4 hereof) of Grindr Group LLC, a Delaware limited liability company (the “Company”), subject to the provisions and upon the terms and conditions hereinafter set forth. This Investor Option is issued to the Holder in connection with the purchase by Option Issuer of 3,335,692 Series X Ordinary Units from the Company pursuant to that certain Limited Liability Company Subscription Agreement dated as of the date hereof.

This Investor Option is subject to the following terms and conditions:

1.        Certain Definitions. In this Investor Option:

(a)        “Aggregate Exercise Price” shall mean an aggregate amount equal to the Exercise Price multiplied by the number of Series X Ordinary Units being purchased in any exercise of the Investor Option.

(b)        “Exercise Price” shall mean $6.895120 per Series X Ordinary Unit, subject to adjustment as contemplated by Section 4 hereof.

(c)        “Exercise Units” shall mean the whole number of Series X Ordinary Units issued or issuable upon exercise of this Investor Option.

(d)        “Expiry Date” shall mean the earlier of (i) December   , 2030 and (ii) upon completion of a Public Offering or similar transaction that results in Series X Ordinary Units being traded on the Nasdaq National Market or a national stock exchange, at 11:59 p.m. (Eastern time) on the 30th day following the expiry of any and all lock-up or similar agreements applicable to this Investor Option or the Exercise Units.

(e)        “Issue Date” shall mean December  , 2020.

(f)        “Liquidity Event” shall mean (i) a “Public Offering”, (ii) an “Approved Sale”, (iii) a “Drag-Along Sale” or (iv) a “Liquidation Event,” in each case, as defined in the LLC Agreement.

(g)        “LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December  , 2020, by and among the Company, San Vicente Group Holdings, LLC, a Delaware limited liability company, each of the other Members set forth on the signature pages thereto, and the other Persons party thereto from time to time, as the same may be amended from time to time.

(h)        “Series X Ordinary Units” shall mean the Series X Ordinary Units of the Company, as defined in the LLC Agreement as in effect on the date hereof, subject to adjustment as contemplated by Section 4 hereof.

Capitalized terms not otherwise defined have the meanings given to such terms in the LLC Agreement.

 2.        Method of Exercise; Payment.

(a)        Cash Exercise. The purchase rights represented by this Investor Option may be exercised by the Holder, in whole or in part, at any time, or from time to time up until the Expiration Date, by the surrender of this Investor Option (with the notice of exercise form (the “Notice of Exercise”) attached hereto as Exhibit A and to the extent the Holder shall not be a Member of the Company, a joinder to the LLC Agreement in the form attached as Exhibit D thereto (the “Joinder”), duly executed) at the principal office of the Company, and by payment to Option Issuer of an amount equal to the Exercise Price multiplied by the number of Series X Ordinary Units being purchased, which amount may be paid, at the election of the Holder, by wire transfer of immediately available funds payable to the account specified in writing by the Option Issuer. The person or persons in whose name(s) certificate(s), if any, representing Series X Ordinary Units shall be issuable upon exercise of this Investor Option shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Series X Ordinary Units represented thereby (and such Series X Ordinary Units shall be deemed to have been transferred to such holder) immediately prior to the close of business on the date or dates upon which this Investor Option is exercised.

(b)        Net Exercise Upon Liquidity Event. In lieu of exercising this Investor Option pursuant to Section 2(a) or Section 2(c) hereof, in connection with a Liquidity Event in which the Option Issuer shall be entitled to sell all or a portion of the Series X Ordinary Units held by the Option Issuer at a net price per Unit in excess of the Exercise Price (a “Secondary Sale”), the Holder shall be entitled to direct the Option Issuer to sell all or a portion of the Series X Ordinary Units held by the Option Investor that is subject to this Investor Option in such Secondary Sale for the benefit of the Holder (such sale amount to be calculated on a pro rata basis based on the number of Exercise Units hereunder relative to the number of all Series X Ordinary Units held by the Option Issuer), and upon such sale, (i) the number of Exercise Units under this Investor Option shall be reduced by the number of Exercise Units, directly or indirectly, included in such Secondary Sale for the benefit of the Holder and (ii) the Option Issuer shall promptly pay to Holder an amount in cash equal to the proceeds with respect to such number of Series X Ordinary Units included in such Secondary Sale for the benefit of the Holder minus the Exercise Price applicable to such number of Series Ordinary Units (the “Net Proceeds”). In the event that the Option Issuer chooses not to participate fully for its own account in such Secondary Sale, the Option Issuer shall promptly notify the Holder, and the Holder shall be entitled to fill such remaining allocation by directing the Option Issuer to increase the number of Series X Ordinary Units included in such Secondary Sale for the benefit of the Holder. In the event that the Holder chooses not to avail fully of its right to net exercise pursuant to this Section 2(b), nothing shall prevent the Option Issuer participating fully in the Secondary Sale.

(c)          Exercise in Part. This Investor Option may be exercised in whole or in part, but the Aggregate Exercise Price of any such exercise in part shall be in a minimum amount of$500,000.

(d)        Unit Register and Certificates. In the event of any valid exercise of the rights represented by this Investor Option, as promptly as practicable on or after the date of such exercise and in any event within ten (10) days thereafter, the parties expect that the Company shall amend Exhibit A to the LLC Agreement to reflect the Holder’s ownership of the Series X Ordinary Units and deliver a copy of the same to Holder. In the event this Investor Option is exercised in part, the Option Issuer at its expense will execute and deliver a new Investor Option of like tenor exercisable for the number of Exercise Units for which this Investor Option may then be exercised.

(e)        Taxes. The issuance of Series X Ordinary Units upon the exercise of this Investor Option, and the delivery of certificates or other instruments representing such Series X Ordinary Units, shall be made without charge to the Holder for any tax or other charge in respect of such issuance.

3.          Units Fully Paid; Reservation of Units. All of the Series X Ordinary Units issuable upon the exercise of the rights represented by this Investor Option will, upon issuance and receipt of the Aggregate Exercise Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges with respect to the issuance thereof (except as set forth in the LLC Agreement).

4.           Participation in Unit Distributions and Certain Adjustments. Under certain conditions, the Exercise Units are subject to adjustment as set forth in this Section 4.

(a)         Adjustments. The Exercise Units, after taking into consideration any prior adjustments pursuant to this Section 4, shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Exercise Units hereunder.

(i)          Unit Dividends; Subdivisions and Combinations. In case at any time or from time to time the Company shall:

(A)        issue to the holders of the Series X Ordinary Units a dividend payable in, or other distribution of, Series X Ordinary Units (a “Unit Dividend”);

(B)        subdivide or split its outstanding Series X Ordinary Units into a larger number of Series X Ordinary Units, including without limitation by means of a Series X Ordinary Unit split (a “Unit Subdivision”), or

(C)        combine its outstanding Series X Ordinary Units into a smaller number of Series X Ordinary Units (a “Unit Combination”),

then the number of Exercise Units in effect immediately prior thereto shall be (1) proportionately increased in the case of a Unit Dividend or a Unit Subdivision or similar transaction and (2) proportionately decreased in the case of a Unit Combination or similar transaction.

(ii)        Cash Distributions. In case at any time or from time to time the Company shall take a record of the holders of the Series X Ordinary Units for the purpose of entitling them to receive any cash dividend or other distribution then:

(A)        to the extent that such dividend or distribution per Series X Ordinary Unit is less than the Exercise Price, the Exercise Price shall be reduced by the amount of such dividend or distribution; and

(B)        if and to the extent that such dividend or distribution per Series X Ordinary Unit exceeds the Exercise Price, such excess amount in respect of each Exercise Unit shall be paid to the Holder, and this Investor Option shall automatically be exercised in respect of all Exercise Units.

(iii)        Other Distributions. In case at any time or from time to time the Company shall take a record of the holders of the Series X Ordinary Units for the purpose of entitling them to receive any dividend or other distribution, other than a distribution of Series X Ordinary Units (collectively, a “Distribution”), of:

(A)        any evidences of its indebtedness, any shares or units of membership interests or other form of capital stock (other than Series X Ordinary Units) or any other securities or property of any nature whatsoever (other than cash); or

(B)        any options, warrants or other rights to subscribe for or purchase any of the following: any evidences of its indebtedness, any shares or units of membership interests or other form of capital stock (other than Series X Ordinary Units) or any other securities or property of any nature whatsoever (other than cash), then the Holder shall be entitled to receive from the Option Issuer at the Holder’s option either (i) a portion of such Distribution (as if the Holder had fully exercised this Investor Option immediately prior to such Distribution) at the time of such Distribution or (ii) a portion of such Distribution (as if the Holder had fully exercised this Investor Option) upon the exercise of this Investor Option at any time on or after the taking of such record, such that the Holder shall receive upon exercise of this Investor Option the number of Series X Ordinary Units to be received upon exercise of this Investor Option determined as stated herein and, in addition and without further payment, the cash, evidences of indebtedness, stock, units, securities, other property, options, warrants and/or other rights (or any portion thereof) to which the Holder would have been entitled by way of such Distribution and subsequent dividends and distributions through the date of exercise as if such Holder (x) had fully exercised this Investor Option immediately prior to such Distribution and (y) had retained the Distribution in respect of the Series X Ordinary Units and all subsequent dividends and distributions of any nature whatsoever in respect of any stock, units or securities paid as dividends and distributions and originating directly or indirectly from such Series X Ordinary Units.

A reclassification of the Series X Ordinary Units into units or shares of any other class of units or stock shall be deemed a Distribution by the Company to the holders of the Series X Ordinary Units of such units or shares of such other class of units or stock and, if the outstanding Series X Ordinary Units shall be changed into a larger or smaller number of shares of Series X Ordinary Units as a part of such reclassification, such event shall be deemed a Unit Subdivision or Unit Combination, as the case may be, of the outstanding Series X Ordinary Units within the meaning of Section 4(a)(i) hereof.

(iv)       Exercise Price. Whenever the Exercise Units are adjusted pursuant to this Section 4(a) (other than in case of exercise of Exercise Units), the Exercise Price payable upon exercise of this Investor Option shall be adjusted by multiplying the Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Units prior to such adjustment, and the denominator of which shall be the Exercise Units following such adjustment.

(b)        Changes in Series X Ordinary Units. In case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Series X Ordinary Units) in connection with which the previous outstanding Series X Ordinary Units shall be changed into or exchanged for different securities of the Company or units of membership interest or other securities of a corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a “Transaction”), then, the Option Issuer shall, without duplication of any adjustment made pursuant to Section 4(a)(i), make adequate provision so that the Holder shall be entitled to receive, in exchange for this Investor Option or upon exercise of this Investor Option at any time on or after the consummation of the Transaction, in lieu of the Exercise Units issuable upon exercise prior to such consummation, the securities or other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised this Investor Option immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 4). The foregoing provisions of this Section 4(b) shall similarly apply to successive Transactions.

(c)        Notices.

(i)        Notice of Proposed Actions. In case the Company shall inform the Option Issuer that it is reasonably likely that the Company will require an adjustment to the Exercise Units hereunder (A) to make any distribution to the holders of the Series X Ordinary Units, (B) to offer to the holders of the Series X Ordinary Units rights to subscribe for or to purchase any additional Series X Ordinary Units or shares or units of any class of any other securities, warrants, rights or options, (C) to effect any reclassification, (D) to effect any recapitalization, unit subdivision, unit combination or other capital reorganization, (E) to effect any consolidation or merger, share exchange, or sale, lease or other disposition of all or substantially all of its property, assets or business, (F) to effect the liquidation, dissolution or winding up of the Company, or (G) to effect any other action which would require an adjustment under this Section 4, then in each such case the Option Issuer shall give to the Holder written notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such dividend, subdivision, combination, distribution or rights, or the date on which such reclassification, recapitalization, reorganization, consolidation, merger, share exchange, sale, lease, transfer, disposition, liquidation, dissolution, winding up or other transaction is to take place and the date of participation therein by the holders of Series X Ordinary Units, if any such date is to be fixed, or the date on which the transfer of Series X Ordinary Units is to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Series X Ordinary Units and on the Exercise Units after giving effect to any adjustment that will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (A) or (B) above at least five (5) business days prior to the record date for determining holders of the Series X Ordinary Units for purposes of such action and, in the case of any other such action, at least five (5) business days prior to the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Series X Ordinary Units, in each case, to the extent that the Company has provided the Option Holder notice of such action reasonably in advance of such five (5) business day time frame.

(ii)        Adjustment Notice. Whenever the Exercise Units are to be adjusted pursuant to this Section 4, unless otherwise agreed by the Holder, the Option Issuer shall promptly (and in any event within twenty (20) business days after the event requiring the adjustment) prepare a certificate signed by an executive officer of the Option Issuer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated.

5.         Transferability. This Investor Option and all rights hereunder, along with any Series X Ordinary Units issued upon exercise of this Investor Option, shall be subject to the terms and conditions of the LLC Agreement and compliance with all applicable federal and states securities laws. Holder expressly agrees to be bound by the transfer restrictions applicable to “Equity Securities” (as defined under the LLC Agreement), which shall include this Investor Option, and that no Holder may Transfer (as defined in the LLC Agreement) this Investor Option except to the extent such Transfer would be a Transfer of Equity Securities permitted by a Member pursuant to Article VII of the LLC Agreement. Subject to compliance with applicable federal and state securities laws and compliance with the terms and restrictions of the LLC Agreement, upon any valid transfer of this Investor Option, in whole or in part, the Option Issuer shall issue a new Investor Option to the transferee, without charge to the Holder hereof (except for transfer taxes), upon surrender of this Investor Option properly endorsed. Any Holder that is not already a party to the LLC Agreement as Member must execute and deliver to the Company a Joinder in the form attached hereto as Exhibit B in connection with any exercise of this Investor Option.

6.          Representations and Warranties of the Option Issuer. The Option Issuer represents and warrants to the Holder that this Investor Option has been duly authorized and executed by the Option Issuer and is a valid and binding obligation of the Option Issuer enforceable in accordance with its terms.

7.           Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a)        This Investor Option and the Series X Ordinary Units issuable upon exercise hereof, are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution thereof that would result in a violation of the Securities Act.

(b)        The Holder understands that the Investor Option and the Exercise Units have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is in compliance with Section 5 hereof and is registered under the Securities Act or is exempted from such registration.

(c)        The Holder is, and upon exercise hereof by such Holder will be, an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended.

(d)        The Holder has, and upon any exercise hereof by such Holder will have, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of this Investor Option and any acquisition of the Series X Ordinary Units purchasable pursuant to the terms of this Investor Option and of protecting its interests in connection therewith.

8.          Rights of Equityholders. Subject to Section 4 hereof, no holder of this Investor Option shall be entitled, as a Investor Option holder, to vote or receive dividends or be deemed the holder of Series X Ordinary Units or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Investor Option, as such, any of the rights of a member or Series X Ordinary Unit holder of the Company.

9.          Modification and Waiver. This Investor Option and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought. No delay on the part of the Holder or of the Option Issuer in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy. The failure of the Holder or the Option Issuer to insist upon the strict performance of any term of this Investor Option, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Holder or the Option Issuer for the future of that term, right or remedy.

10.          Loss, Theft, Destruction or Mutilation. The Option Issuer covenants and agrees that, upon receipt of evidence reasonably satisfactory to the Option Issuer of the loss, theft, destruction, or mutilation of this Investor Option and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Option Issuer, or in the case of any such mutilation upon surrender and cancellation of this Investor Option, the Option Issuer, at the Holder’s expense, will make and deliver a new warrant of like tenor in lieu of the lost, stolen, destroyed or mutilated Investor Option.

11.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         This Investor Option shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of laws and as applied to agreements between residents thereof to be performed entirely therein.

(b)          THE OPTION ISSUER AND BY ACCEPTING THE INVESTOR OPTION, THE HOLDER AND EACH TRANSFEREE HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS FOR HIMSELF/HERSELF/ITSELF, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF AND SERVICE OF PROCESS PURSUANT TO THE LAWS OF THE STATE OF DELAWARE AND THE RULES OF ITS COURTS, WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY ARISING UNDER OR OUT OF, IN RESPECT OF, OR IN CONNECTION WITH, THIS INVESTOR OPTION. ALL DISPUTES RELATING TO THIS INVESTOR OPTIONSHALL BE HEARD EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY (OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR THE OTHER STATE COURTS OF THE STATE OF DELAWARE).

(c)          THE OPTION ISSUER AND BY ACCEPTING THE INVESTOR OPTION, THE HOLDER AND EACH TRANSFEREE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INVESTOR OPTION.

12.          Headings. The headings in this Investor Option are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

13.         Binding Effect on Successors. This Investor Option shall be binding upon any company succeeding the Option Issuer by merger, consolidation or acquisition of all or substantially all of the Option Issuer’s assets in any one transaction or series of transactions.

14.        Further Acts. The parties hereto shall at all times in good faith take all such actions as may be reasonably necessary or appropriate, without unreasonable delay, in order to carry out the agreements set forth herein.

15.        Acceptance. Receipt of this Investor Option by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

[signature page immediately follows]

IN WITNESS WHEREOF, Option Issuer has caused this Investor Option to be signed by its duly authorized officer.

Issued this          th day of December, 2020.

IDOYA PARTNERS L.P.

By:	Prescott General Partners LLC, its general partner

By:	/s/ Scott J. Vassalluzzo
Name: Scott J. Vassalluzzo
Title: Managing Member

[Signature Page to Investor Option]

EXHIBIT A

NOTICE OF EXERCISE

TO:        Idoya Partners L.P.

Attention: President

1.          In connect with [describe Liquidity Event, and in lieu of exercising the attached Investor Option for cash, the undersigned hereby elects to effect the net issuance provision of Section 2(c) of this Investor Option and receive the Net Proceeds associated with           % (leave blank if you choose Alternative No. 2 below) of the Series X Ordinary Units of Grinder Group LLC issuable pursuant to the terms of this Investor Option on a net issue exercise basis pursuant to Section 2(c) of the Investor Option. (Initial here if the undersigned elects this alternative).

2.          The undersigned hereby elects to purchase                   (leave blank if you choose Alternative No. 1 above) Series X Ordinary Units of Grindr Group LLC pursuant to the terms of this Investor Option, and tenders herewith payment of the purchase price of such shares in full.

3.          Please provide notice to the Company of the exercise of all or a portion of this Investor Option as contemplated hereby so that the Company may modify its books and records (including Exhibit A to the LLC Agreement) representing the transfer of such Series X Ordinary Units in the name and at the address set forth below:

Name

Address

The undersigned hereby represents and warrants that the aforesaid Series X Ordinary Units are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in Section 7 of the Investor Option are true and correct as of the date hereof.

(Signature and Date)

Title: